Exhibit 21.1

Subsidiary Name	Jurisdiction
Acraline Products, Inc.	Delaware

Alpha Fastening Systems, Inc.	Texas

Alpha Stud Weld Incorporated	Texas

American Stud Welding, Inc.	Ohio

BNC & Associates, Inc.	Ohio

Bulldog Barrels, LLC	Pennsylvania

Critical Component Processing LLC	Delaware

Erie Bolt Corporation	Pennsylvania

FastenTech Michigan Holdings, Inc.	Michigan

FastenTech Delaware Holdings, Inc.	Delaware

GCE Industries, Inc.	Delaware

Gear & Broach, Inc.	Delaware

General Products, Aerospace & Defense LLC	Delaware

Integrated Energy Technologies, Inc.	Delaware

IET Acquisition Co., Inc.	Delaware

MECO, Inc.	Delaware

Nelson Stud Welding, Inc.	Delaware

Nelson Stud Welding International, Inc.	Delaware

New Western Stud Welding, Inc.	Washington

Progressive Stamping Co. (DE), Inc.	Delaware

Refractory Anchors of Texas, Inc.	Texas

SKN Brake Parts, Inc.	Ohio

Specialty Bar Products Company	Pennsylvania

Spiegelberg Manufacturing, Inc.	Ohio

Spun Metals, Inc.	Delaware

Stud Welding Associates, Inc.	Ohio

The Ferry Cap & Set Screw Company	Ohio

Webb Machine Products Company	Ohio